EXHIBIT 8.1
SUBSIDIARIES* OF THE REGISTRANT
Techfaith Wireless Communication Technology (Beijing) Limited, a PRC company
One Net Entertainment Limited, a PRC company
Techfaith Wireless Communication Technology (Shanghai) Limited, a PRC company
STEP Technologies (Beijing) Co., Ltd., a PRC company
Techfaith Intelligent Handset Technology (Beijing) Limited, a PRC company
Techfaith Software (China) Limited, a PRC company
Techfaith Wireless Communication Technology (Hangzhou) Limited, a PRC company
Techfaith Wireless Communication Technology (Shenyang) Limited, a PRC company
Techfaith Wireless Communication Technology (Shenzhen) Limited, a PRC company
Techfaith Intelligent Handset Technology (Hong Kong) Limited, registered in Hong Kong
Techfaith Wireless Technology Group Limited, a BVI company
798 Entertainment Limited, a BVI company
QIGI&BODEE Technology Limited, a Hong Kong company
QIGI&BODEE International Technology (Beijing) Co. Ltd.
QIGI&BODEE Technology (Beijing) Co., Ltd.
Glomate Mobile (Beijing) Co., Ltd.

*	Insignificant subsidiaries are omitted.